Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, and the effectiveness of internal controls over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

September 26, 2014